Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR SECOND QUARTER FISCAL YEAR 2007

Houston, Texas, February 13, 2007 — SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced financial results for the second quarter ended December 31, 2006 of its fiscal year 2007.

Second Quarter Results

SPACEHAB posted a second quarter fiscal 2007 net loss of $1.8 million, or $0.14 per share, on revenue of $12.9 million compared with a second quarter fiscal 2006 net loss of $8.9 million, or $0.70 per share, on revenue of $11.8 million. Included in the prior year’s second quarter results was a non-cash charge of $6.3 million when the Company wrote down the book value of one of its two laboratory and cargo modules and changed the depreciable life of the other module.

“During the quarter we saw the successful launch and landing of the STS-116 space shuttle mission,” said Brian K. Harrington, SPACEHAB Chief Financial Officer. “During this mission NASA used our logistics module and cargo carrier to ferry more than 9,200 pounds of hardware, equipment, and provisions on this complex International Space Station assembly mission.”

Additionally, Lockheed Martin’s guaranteed mission contract with the Company allowed for Astrotech to contract with other Atlas launch providers which resulted in a $2.6 million reduction in revenue under the Lockheed Martin contract during the period ending December 31, 2006. As a result of this contract clause, Astrotech will process three Atlas non-Lockheed Martin missions for Boeing. One of these missions is currently being processed at the Titusville, Florida facilities and is scheduled to launch mid-February 2007. The remaining two missions are scheduled for processing in late 2007.

SPACEHAB also completed the sale of its retail and internet business, The Space Store, to a private investor, and sold its Destiny module mockup to the Seattle Museum of Flight.

Six Months Results

SPACEHAB’s net loss for the six months ended December 31, 2006 was $1.9 million, or $0.15 per share, on revenue of $27.7 million compared to a net loss of $10.8 million, or $0.85 per share, on revenue of $23.8 million for first six months of the prior fiscal year.

During the six-month period, the Company was proud to participate in NASA’s highly-publicized Solar Terrestrial Relations Observations (STEREO) mission through its Astrotech subsidiary’s processing of the satellite at its Titusville, Florida location. STEREO, which launched on October 25, 2006, is a two-year mission using two nearly identical observatories to provide 3-D measurements of the sun and its flow of energy. And through its contract with Sea Launch, Astrotech also supported the XM Satellite Radio XM-4 mission which successfully lifted off on October 30, 2006.

Liquidity

On December 31, 2006 SPACEHAB’s cash and short-term investments were approximately $11.4 million, including restricted cash of $6.0 million. During the quarter, Astrotech received the $6.0 million from a governmental agency as an initial payment, under the previously announced $20.0 million contract, to design and build a payload processing facility. SPACEHAB has designated this cash as restricted cash, recognizing its commitment to obligations under the contract and has recognized a liability for those anticipated obligations. As of December 31, 2006 SPACEHAB carried a contract backlog of $43.4 million for calendar year 2007 which represents the expected value of contractually-committed work - portions of which are subject to the space shuttle’s launch schedule or future government funding decisions.

For the six months in this period, the Company generated $6.8 million of cash from operating activities and expects to generate positive cash from operations through completion of the STS-118 mission. Our ability to redeem our maturing debt of $10.3 million in October 2007 and to execute new business initiatives will be dependent upon our ability to re-negotiate leases for our space assets and attract and implement new business initiatives.

Astrotech had a mortgage loan with a financial institution for our Spacecraft Processing Facility expansion project in Titusville, Florida. Although the loan agreement was scheduled to mature in January 2007, SPACEHAB made the final payment on the loan in December 2006.

With regards to SPACEHAB’s ongoing contract claim with NASA seeking recovery of losses incurred as a result of the 2003 Columbia accident, NASA and the Company have proposed a discovery plan that would lead to a hearing by the Armed Services Board of Contract Appeals in July 2008. In accordance with that plan, the parties have committed to a non-binding settlement conference on a to-be-determined date later this month.

Update of Ongoing Operations

After twelve years of service to SPACEHAB, Michael E. Kearney announced his retirement as President and Chief Executive Officer. Thomas B. Pickens, III, a member of the Board of Directors since 2003, serves as the new President and Chief Executive Officer bringing 23 years of corporate management and turnaround experience to the firm. Following the Company’s annual shareholder meeting, Barry A. Williamson, an attorney and board member, was elected as SPACEHAB’s Chairman of the Board.

Subsequent to quarter end, the Company enacted a restructuring and reduction in staff, of approximately 36 positions for an annual savings of $3.9 million, to eliminate redundant capabilities as SPACEHAB’s support of NASA’s space shuttle program moves toward completion of the Company’s last contracted mission, STS-118.

On the heels of the Company’s active involvement in the successful completion of the STS-116, the SPACEHAB Flight Services business segment continues integration and operations work in preparation for the June 2007 launch of space shuttle mission STS-118. During the 11-day mission, SPACEHAB’s cargo pallet is planned for permanent deployment and attachment to the space station and SPACEHAB’s patented module system will transport thousands of pounds of equipment and provisions to the ISS astronaut crews.

As Astrotech Space Operations continues to provide support necessary for its customers to successfully process their spaceflight hardware for launch, the Company recently completed satellite processing for two spacecraft set to launch back-to-back — NASA’s THEMIS spacecraft, scheduled for launch on February 15, 2007, and the STP-1 spacecraft launching on February 22, 2007 — both of which were handled through the Titusville location.

On January 30, 2007, Sea Launch experienced a launch explosion resulting in the loss of the NSS-8 satellite and damage to the Odyssey floating launch platform. A full inspection and evaluation of the damage is underway and the impact on future launch schedules has yet to be completed. However, preliminary reports indicate that one or more scheduled future launches will be deferred. As SPACEHAB is paid by Sea Launch upon launch of each mission, the Company anticipates future revenues will be impacted.

Through SPACEHAB Government Services’ support to the Program Integration and Control contract, the Company received yet another exceptional award fee evaluation score of 99% during the period for configuration and data management services in support of the International Space Station program. Additionally, SPACEHAB is providing similar services in support of NASA’s Constellation Program, through a contract with United Space Alliance, which was recently extended to March 31, 2007.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services. From securing a spaceflight opportunity and facilitating the integration of spacecraft and payloads for launch, to developing human habitats, supplying the International Space Station, and coordinating the transport and operation of cargo and experiments to and from orbit, SPACEHAB clearly demonstrates that “We Mean Business in Space.”

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except share data)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenue	$12,851	$11,793	$27,749	$23,778
Costs of revenue	11,072	9,789	22,205	20,001
Impairment of flight asset	—	6,283	—	6,283
Gross profit	1,779	(4,279)	5,544	(2,506)
Operating expenses
Selling, general and administrative	2,679	2,655	5,366	4,935
Research and development	173	133	365	211
Recovery related to Research Double Module	—	—	—	—
Total operating expenses	2,852	2,788	5,731	5,146
Income from operations	(1,073)	(7,067)	(187)	(7,652)
Interest expense	(1,077)	(1,852)	(2,157)	(3,260)
Interest and other income, net	241	63	403	172
Income (loss) before income taxes	(1,909)	(8,856)	(1,941)	(10,740)
Income tax expense	69	—	69	(32)
Net income (loss)	$(1,840)	$(8,856)	$(1,872)	$(10,772)
Income (loss) per share:
Net income (loss) per share — basic	$(0.14)	$(0.70)	$(0.15)	$(0.85)
Shares used in computing net income (loss) per share — basic	12,920,109	12,718,242	12,890,459	12,694,909
Net income (loss) per share — diluted	$(0.14)	$(0.70)	$(0.15)	$(0.85)
Shares used in computing net income (loss) per share — diluted	12,920,109	12,718,242	12,890,459	12,694,909

SPACEHAB, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2006	2006
	(unaudited)
ASSETS
Cash and cash equivalents, including restricted amounts of $5,960 and $0	$11,445	$6,317
Accounts receivable, net	14,145	11,379
Prepaid expenses and other current assets	3,421	2,979
Total current assets	29,011	20,675
Property, plant, and equipment, net of accumulated depreciation and amortization	58,832	61,637
Other assets, net	3,112	3,138
Total assets	$90,955	$85,450
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$35,470	$17,922
Long-term liabilities	54,334	64,719
Stockholders’ equity	1,151	2,809
Total liabilities and stockholders’ equity	$90,955	$85,450

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